Exhibit 10.4

DATED	MARCH 2019

FORM OF DEED OF INDEMNITY

Between

TRONOX HOLDINGS PLC

and

[DIRECTOR]

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F  +44 20 7367 2000
cms.law

TABLE OF CONTENTS

1.	Interpretation	1
2.	Indemnity	2
3.	Conduct of claims	4
4.	Company’s liability and Director’s remedies	5
5.	Confidentiality	5
6.	Notices	5
7.	General	6

THIS DEED OF INDEMNITY is made the      day of March 2019

BETWEEN:

(1)	TRONOX HOLDINGS PLC, registered in England and Wales (registered number 11653089), whose registered office is at 3rd Floor, 25 Bury Street, London SW1Y 2AL (the “Company”); and

(2)	DIRECTOR of [RESIDENTIAL ADDRESS] (the “Director”).

RECITALS:

(A)	The Director is a director of the Company at the date of this Deed.

(B)	Pursuant to article 147 of the Company’s articles of association, and subject to the Companies Act 2006, the Company is permitted to indemnify any of its directors against certain liabilities.

(C)	The Company has agreed to provide an indemnity to the Director on the terms and subject to the conditions of this Deed.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed the expressions below have the meanings shown next to them:

“Application” means an application made under sections 661(3), 661(4) or 1157 of the Companies Act 2006;

“Associated Company” means in relation to the Company, any associated company (within the meaning of section 256 of the Companies Act 2006 but in addition as if the section defining subsidiary provided that its members are deemed to include any other body corporate whose rights in relation to it are held on behalf of that other body corporate or by way of security by another person but are treated for the purposes of that section as held by that other body corporate) from time to time;

“Claim” means a claim by the Director under the indemnity contained in clause 2.1;

“Connected Person” has the meaning given to it in section 252 of the Companies Act 2006;

“D&O Insurance” means any directors and officers insurance policy;

“Liabilities” means all losses, damages, liabilities, settlements, costs and expenses, including legal and other professional fees and any amount paid by the Director to any person in good faith, having reasonably determined such payment to be due to that person (whether it is or not), and any value added tax payable in relation to any such item; and

“Third Party Claim” means any formal investigation against or implicating a Director; any claim made or proceeding commenced against a Director; or any Application made by a Director.

1.2	In this Deed:

1.2.1	the headings and sub-headings are for convenience only and shall not affect the construction of this Deed;

1.2.2
unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any person (which for the purposes of this Deed shall include natural persons and bodies corporate) shall include the person’s successors including, in the case of the Director, his executors or administrators;

1.2.3	“other”, “include” and “including” do not connote limitation in any way;

1.2.4	references to clauses are to the clauses of this Deed (unless otherwise specified);

1.2.5
references to any statute, statutory provision or other legislation include a reference to that statute, statutory provision or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Deed) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision or legislation; and

1.2.6	any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but, subject to clause 6.1, does not include e-mail).

2.	INDEMNITY

2.1
Subject to the provisions of the Companies Act 2006 and this Deed, the Company shall indemnify the Director to the fullest extent permissible by law against all Liabilities which the Director may incur arising out of or in connection with any Third Party Claim for any actual or alleged negligence, default, breach of duty or breach of trust, in relation to the Company or any Associated Company.

2.2	The indemnity contained in clause 2.1 shall not apply to any liability incurred by the Director:

2.2.1	to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

2.2.2	in defending any criminal proceedings in which he is convicted of a criminal offence; or

2.2.3
in relation to a body corporate that is or was an Associated Company to the extent that the act or omission giving rise to the liability was carried out at a time when that body corporate was not yet or had ceased to be an Associated Company.

2.3	The indemnity contained in clause 2.1 shall not apply to any liability incurred by the Director:

2.3.1	to the Company or to any Associated Company;

2.3.2	in defending any civil proceedings brought by or on behalf of the Company or an Associated Company in which judgment is given against him;

2.3.3	in connection with any Application in which the court refuses to grant him relief; or

2.3.4	in connection with any proceedings for disqualification of the Director in which the Director is disqualified or in relation to which the Director gives a disqualification undertaking,

except to the extent that the indemnity relates to an Associated Company that is a trustee of an occupational pension scheme (as defined in section 235 of the Companies Act 2006) and to liabilities incurred in connection with that company’s activities as trustee of the scheme.

2.4
References in clauses 2.2 and 2.3 to a conviction, judgment or refusal of relief are to the final decision in the proceedings, as defined in section 234 or (where relevant) section 235 of the Companies Act 2006.

2.5	Furthermore, the indemnity in clause 2.1 shall not apply:

2.5.1	to the extent that it is not permitted by, or consistent with, law or statute from time to time in force, or the rules and regulations of any regulatory body;

2.5.2	where there has been fraud or wilful default by the Director; nor

2.5.3	where the Director or a person connected with the Director has improperly derived a personal benefit or profit, whether directly or indirectly, from the matter in respect of which a liability arises.

2.6
The Company shall not be liable for any Claim to the extent that the Director has already recovered any amount in respect of the Liabilities concerned from a third party, whether by payment, credit, discount, relief, pursuant to a claim under insurance (including such D&O Insurance as may be in force from time to time in relation to the Company and/or any Associated Company), under any other indemnity or otherwise, and where the Director makes any such recovery after the Company has made any payment to him in respect of the Claim he shall promptly pay the Company an amount equal to so much of the amount recovered as does not exceed the total amount paid by the Company in respect of the Claim (as reduced by the total amount, if any, previously paid to the Company pursuant to this clause in respect of the Claim).

2.7
The Company and the Director acknowledge and agree that the Director may have already suffered or incurred Liabilities arising out of or in connection with any negligence, default, breach of duty or breach of trust by the Director in relation to the Company or any Associated Company.  The Director warrants that he is not aware of any existing Liabilities and that he is not aware of any circumstances that may give rise to any Liabilities.

2.8
The Company undertakes and agrees to provide and maintain in force D&O Insurance for the benefit of the Director providing a level of cover in respect of its scope and amount that its insurance broker advises is reasonable. The Director agrees to comply at all times with his obligations under and in respect of the D&O Insurance, including obligations of disclosure and in respect of statements made in connection with the obtaining of D&O Insurance, and with the terms and conditions of such D&O Insurance as may be in force from time to time, including compliance with conditions relating to the notification and conduct of claims and incurring of legal costs. The Company shall not be liable for any Claim to the extent that the Director’s failure so to comply directly or indirectly results, or may result, in indemnity for that Director being declined under such D&O Insurance.

2.9
Except as otherwise expressly provided in this Deed, all payments to be made under this Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law (in which event such deduction or withholding shall not exceed the minimum amount required by law and the Company will simultaneously pay to the Director whatever additional amount is required for the net amount received to equal what would have been received if no such deduction or withholding had been required).

2.10
If the Company makes any payment under this Deed, subject to the terms of any D&O Insurance in force at the relevant time, it shall be subrogated to the extent of such payment to any right the Director may have for recovery of the amounts so paid from any third party. The Director agrees to execute all documents required and do all other acts necessary to effect the foregoing provisions and permit the Company to enforce the rights so subrogated.

2.11	The indemnity contained in clause 2.1 is without prejudice to any other indemnity or compensation to which the Director may otherwise be entitled from the Company or any Associated Company.

2.12
Except in the case of the Director’s disqualification, or dismissal for gross misconduct, the Director’s rights and obligations under this Deed shall remain in full force and effect notwithstanding his ceasing, for any reason, to be a director of the Company for a period of six years from the date on which he ceased to be a Director.

3.	CONDUCT OF CLAIMS

3.1	The Company shall advance costs and expenses to the Director on an as incurred basis prior to the adjudication of any Third Party Claim that is the subject of a Claim under this Deed.

3.2
Except to the extent that it would be inconsistent with the Director’s due compliance with clause 2.8, the Director shall be obliged to take reasonable action to mitigate any Liabilities which he may suffer or incur in consequence of any matter giving rise to a Claim, including taking all reasonable steps to make recovery (including by payment, credit, discount, relief or otherwise) from any third party (including any in respect of whom there may be a right of recovery which is referable to the matter giving rise to the Claim).

3.3
Except to the extent that it would be inconsistent with the Director’s due compliance with clause 2.8, the Company shall (if it so requires) be allowed to have the conduct of any negotiations, proceedings or appeals incidental to any matter which may give rise to a Claim provided that the Company shall not admit liability in respect of or compromise or settle any such matter without first obtaining the prior written consent of the Director making the Claim.. Accordingly the Director shall:

3.3.1
give to the Company by written notice details immediately on becoming aware of them of any circumstances which will or may give rise to a Claim, and consult with the Company in respect of, and keep the Company fully and promptly informed of all material developments relating to, such circumstances and the Claim;

3.3.2
at all reasonable times allow the Company and its agents to inspect and take copies of all necessary books, correspondence and records of the Director (subject always to keeping them confidential except to the extent that their disclosure is necessary in connection with the proper exercise of the Company’s rights under this clause); and

3.3.3
use professional advisers nominated by the Company and, if so requested by the Company, take all reasonable steps or proceedings as the Company may consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any of the relevant Liabilities, but not without the Company’s prior written consent admit liability in respect of, compromise or settle any such Liabilities.

3.4	The provisions of clause 3.3 shall:

3.4.1	not apply to any matter arising out of or in connection with any dispute between the Director and the Company (or any Associated Company); and

3.4.2
cease to apply with immediate effect to any matter arising out of or in connection with any dispute between the Director and a third party if the Company (or any Associated Company) becomes aware that it has or may have a related dispute with the Director.

3.5
If the Director fails to comply with his obligations under clauses 3.2 and 3.3 in any material respect then the Director’s right under clause 2 to be indemnified in respect of the relevant Claim shall be limited to the amount to which he would have been entitled in the absence of such failure.

3.6	Nothing in this Deed shall prevent the Director from exercising his right to resign as a director of the Company.

4.	COMPANY’S LIABILITY AND DIRECTOR’S REMEDIES

4.1
If the Company denies it is liable to the Director in respect of any Claim under this Deed it will advance payment of all costs and expenses and legal and professional fees on a current basis as they are incurred by the Director.  In the event it is determined that the Company is not liable to the Director for such amounts then the Director shall immediately repay them to the Company,

4.2
The Director agrees that he will not, except as required by law, take any steps or legal proceedings for the winding-up, dissolution, administration or re-organisation of, or for the appointment of a receiver, liquidator, administrator or similar officer to, the Company for the purpose of obtaining payment of any amounts payable to him under this Deed by the Company.

5.	CONFIDENTIALITY

5.1
The Director and the Company shall keep confidential the existence and terms of this Deed and all information received or obtained as a result of entering into or performing obligations under, or supplied by or on behalf of any person in the negotiations leading to, this Deed and shall use such information solely for the purpose of performing his or its obligations under this Deed.

5.2	The prohibition in clause 5.1 shall not apply to the extent that:

5.2.1
disclosure is required in order to comply with any applicable requirement of law (in particular, sections 236 to 238 of the Companies Act 2006), the Securities and Exchange Commission or the New York Stock Exchange or of any person who has regulatory authority which has the force of law; or

5.2.2	disclosure is to be made to a director or a potential new director of the Company who wishes to enter into a similar deed of indemnity to this Deed; or

5.2.3
disclosure is to be made to the Director’s professional advisers, the Company’s insurance brokers (current or prospective), the Company’s insurers (current or prospective) or the professional advisers of the Company’s insurers.

6.	NOTICES

6.1
Any notice required to be given under this Agreement may, by prior agreement between the Director and the Company, be given by e-mail.  In the absence of such agreement, any notice required to be given under this Agreement shall be in writing and be delivered by hand or sent by pre-paid first-class post or recorded delivery (or airmail if overseas) or by commercial courier, to the other Party.

6.2
Notices shall be sent to the address of the relevant person set out in this Deed (provided that either party may, by written notice to the other, substitute another address for the service of notices on him or it under this Deed).

6.3	Any notice is served and is deemed to have been duly received:

6.3.1	if delivered by hand, on the date and at the time when left at the address referred to above and addressed as referred to above;

6.3.2	if sent by pre-paid first-class post or recorded delivery and addressed as referred to above, on the second business day after posting;

6.3.3	if sent by airmail, six days after posting; or

6.3.4	if delivered by commercial courier and addressed as referred to above, on the date and at the time when the courier’s delivery receipt is signed.

7.	GENERAL

7.1
The Director irrevocably appoints the Company as his attorney on behalf of and in the name of the Director (or in the attorney’s own name), but at the cost of the Company, to execute any document and do anything that the Director is obliged to do under this Deed or that the attorney reasonably considers to be necessary or desirable in exercise of any of the powers and authorities given to it under this Deed.

7.2
On the expiry of all relevant limitation periods for bringing a claim against the Director in connection with any negligence, default, breach of duty or breach of trust by the Director, the Company’s obligations under this Deed in respect of the Director shall cease (except to the extent that any such claim has been made within the relevant limitation period and is otherwise valid).

7.3
Any waiver of any right, power or remedy under this Deed must be in writing and may be given subject to any conditions thought fit by the Company. No waiver will take effect if the person seeking the waiver has failed to disclose every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

7.4	No variation to this Deed shall be of any effect unless it is agreed in writing and signed by or on behalf of the Company and the Director.

7.5
Each of the provisions of this Deed is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Deed, or of that or any provision of this Deed in any other jurisdiction.

7.6
This Deed may be executed in any number of counterparts and by the parties on different counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts shall together constitute one and the same Deed.

7.7
To the extent that any provision of this Deed is a provision referred to in section 232(2) of the Companies Act 2006, nothing contained in this Deed shall operate to prevent such provision from being a qualifying third party indemnity provision for the purposes of section 234 of the Companies Act 2006 and a qualifying pension scheme indemnity provision for the purposes of section 235 of the Companies Act 2006.

7.8
Neither the Company nor the Director may assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Deed without the prior written consent of, in the case of the Company, the Director or, in the case of the Director, the Company.

7.9	Nothing in this Deed is intended to confer on any person any right to enforce any term of this Deed which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

7.10
This Deed, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law and the Company and the Director irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Deed or its subject matter or formation.

IN WITNESS of which the parties have executed and delivered this Deed on the day and year first above written.

Executed as a deed by	)
TRONOX HOLDINGS PLC	)
on being signed by:	)
	)	Director
)
in the presence of:	)

Signature of witness:
Name:
Address:
Occupation:

Signed as a deed by	)
DIRECTOR NAME	)
in the presence of:	)

Signature of witness:
Name:
Address:
Occupation: